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                                                                    Exhibit 10.9


                            SUMMARY PLAN DESCRIPTION

                                GUST RESTATEMENT
                 HAIGHTS CROSS COMMUNICATIONS 401K SAVINGS PLAN
                            SUMMARY PLAN DESCRIPTION

INTRODUCTION

Sooner or later, you're going to need savings to supplement your retirement income. Achieving financial security for your future is not just a matter of how much you earn, but more importantly, it's a matter of how much you save.

By saving regularly through your Company's 401(K) savings Plan, even if only a few dollars each payday, you can accumulate more money in a few years than you would think possible. It is one of the surest ways to give yourself a head start on developing financial security.

HAIGHTS CROSS COMMUNICATIONS wants to help you meet your financial goals with this Plan. Your savings grow faster with tax-deferred dollars, Company contributions (if any), and investment opportunities. Set your goals high and join the Plan.

This booklet describes the major features of the HAIGHTS CROSS COMMUNICATIONS 401K SAVINGS PLAN for Plan Years beginning after the May 01, 2003 amendment and restatement of the Plan. Read this booklet carefully and think about it. The question should not be whether you should join, but how little or how much you should invest for your financial security.

Copies of the Plan and certain related documents are available for your review in the offices of the Company. IF THERE ARE ANY DIFFERENCES BETWEEN THIS DESCRIPTION AND THE TERMS OF THE PLAN DOCUMENT, THE TERMS OF THE PLAN DOCUMENT WILL GOVERN.

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WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

A11 employees of HAIGHTS CROSS COMMUNICATIONS are eligible to participate in the Plan upon completing the Plan's eligibility requirements.

WHAT ARE THE PLAN'S ELIGIBILITY REQUIREMENTS?

In order to participate in the Plan you must be at least age 21 and have completed one Year of Eligibility Service. A Year of Eligibility Service is accomplished after completing 1,000 Hours of Service during your first 12 months of employment. If 1,000 Hours of Service is not completed in the first 12 months of employment, you will be credited with a Year of Eligibility Service, provided you complete 1,000 Hours of Service in any following calendar year. An Hour of Service is any hour for which you are paid or are entitled to payment. If you are absent from employment with the Employer because of qualified military service, your military service will count as service for purposes of meeting the Plan's eligibility requirements.

If you terminate employment after becoming a participant in the Plan, or after satisfying the Plan's eligibility requirements but before actually becoming a participant, and are later rehired as an eligible employee, you will become a participant in the Plan on the next Entry Date following your rehire. If you terminate employment before satisfying the Plan's eligibility requirements and are later rehired, you must satisfy the Plan's eligibility requirements before you may participate in the Plan.

WHEN DOES PLAN PARTICIPATION BEGIN?

You will become a participant on the first day of the month following the completion of the eligibility requirements.

HOW DOES THE PLAN WORK?

The basic operation of the Plan is simple:

         You may elect to defer a percentage of your eligible pay on a pre-tax basis every pay period. This contribution is known as your Elective Deferrals, In order to make Elective Deferrals, you must complete an Enrollment Form and return it to the Company prior to the date established by the administrator at your Company, or enroll through the ADP Voice Response System or the Participant Website. You should consult the administrator at your Company to learn which enrollment methods are available for your Company. Your Elective Deferrals will then begin in the first payroll cycle of the following month.

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         For purposes of the Plan, eligible earnings is defined as compensation as reflected on your Form W-2 including your Elective Deferrals and any other contributions you may have made to a "Section 125" cafeteria plan. Eligible earnings will not include any severance pay or accrued vacation pay received after you separate from service with the Company or an affiliate.

         The amount of your Elective Deferrals and any additional Company contributions are invested as you direct in accordance with the investment options provided in the Plan. These contributions and any accumulated investment earnings on all contributions will be tax-deferred until you receive a distribution.

         The Plan has several features that allow you to tailor it to your own personal needs. You decide whether or not you want to make Elective Deferrals from 1% to 15% of your eligible earnings on a pre-tax basis. You decide how all contributions attributable to your total Account Balance are to be invested. You also have the right to change these decisions (see Question "What Happens if I Change my Mind?").

WHAT CONTRIBUTIONS ARE MADE TO THE PLAN?

-        ELECTIVE DEFERRALS

         Your Elective Deferrals to the Plan are made from your eligible earnings before taxes are taken out. You may contribute from 1% to 15% (in whole percentages) of your eligible earnings.

-        MATCHING CONTRIBUTIONS

         The Company will make a Matching Contribution equal to 50% on the first 6% that you contribute to the Plan. If you contribute 6%, the Company will contribute 50% of that amount or 3%. If you contribute 7%, the Matching Contribution is 3% (50% on the first 6% that you contribute). You must make Elective Deferrals in order to receive the Matching Contribution. The Matching Contribution is made each pay period that your Elective Deferrals are made. Once your Elective Deferrals stop, the Matching Contribution also stops.

-        NONELECTIVE CONTRIBUTIONS

         The Company may decide to make a Nonelective Contribution to the Plan, although the Company is not required to do so. The Nonelective Contribution will be allocated to all employees eligible to participate in the Plan. You must be a participant employed by the Company on December 31 to receive this allocation. If your Employment terminated prior to December 31 due to death, Disability (defined later in this booklet) or attainment of age 65, the Plan's Normal Retirement Age, you will be eligible to receive any Nonelective Contribution that the Company may make for the year in which your Employment terminated.

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         Your share of the Nonelective Contribution is in proportion to your eligible earnings compared to the eligible earnings of the other employees who will also share in the contribution.

ARE THERE ANY LIMITATIONS TO THE AMOUNT I CAN CONTRIBUTE?

Ordinarily, the Internal Revenue Service requires retirement plans that permit employees to defer taxes by making elective contributions to satisfy certain complex tests. Depending on the results of these tests, restrictions on contributions for certain higher paid employees may be necessary.

Congress also limits the annual dollar amount of Elective Deferrals that you can contribute to your account. For 2003, the limit is $12,000. This limit will increase in $1,000 increments each year until it reaches $15,000 in 2006. After 2006, this limit will be adjusted for inflation.

Congress also limits the annual eligible earnings to be considered for purposes of plan contributions and testing. For 2003, this limit is $200,000. This limit may also be increased periodically to reflect cost-of-living increases.

Finally, Congress limits the total amount of "annual additions" (contributions made to the Plan by you or by the Company on your behalf) allocated to your account each year. This limit is the lesser of 100% of your compensation or $40,000.

DOES THE PLAN ALLOW "CATCH-UP" CONTRIBUTIONS?

While there are limitations to the amount of Elective Deferrals you can contribute, you will be permitted to exceed those limits if you are eligible to make a "catch-up" contribution. Catch-up contributions are contributions that exceed either a statutory limit (such as the annual limit described above on the annual dollar amount of Elective Deferrals you can contribute to your account - $12,000 for 2003), your Plan's limit on the amount of Elective Deferrals you can contribute to your account, or any restrictions on contributions for certain higher paid employees that may be necessary as a result of certain tests.

If you are eligible to participate in the Plan and are projected to reach age 50 during a calendar year, you will be eligible to make a catch-up contribution at any time during that calendar year - you do not need to wait until your birthday. (There are special eligibility rules for collectively bargained (union) employees, however, that may delay the availability of catch-up contributions for these employees. If you are a union employee, you should confirm with your Plan's administrator when you will be eligible to make catch-up contributions to the Plan.)

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If you are eligible to make catch-up contributions, you should contact your
Plan's administrator to learn whether you need to take any special steps to make catch-up contributions under your Plan. If you wish to arrange to make catch-up contributions in excess of your Plan's limit on contributions, you will not be able to do so through either the ADP Voice Response System or the Participant Website; instead, you will have to arrange this through your Plan's administrator.

The limit on catch-up contributions will be as follows for 2002 and later years:

                         MAXIMUM PERMITTED
YEAR                     CATCH-UP CONTRIBUTION
2002                     $1,000
2003                     $2,000
2004                     $3,000
2005                     $4,000
2006                     $5,000
2007+*                     *

         *Limit will be increased in $500 increments by the IRS for cost of living increases after 2006.

WHAT DOES VESTING MEAN?

Vesting is your right to the contributions in your total Account Balance. In other words, to be vested refers to that portion of your Account Balance that is yours and which cannot be forfeited. Upon termination of Employment, you are entitled to the entire vested portion of your Account Balance.

You are always 100% fully vested in your Elective Deferral and Rollover (if any) Contribution Accounts.

In some circumstances, the Company may need to make special contributions on your behalf called Qualified Matching Contributions or Qualified Nonelective Contributions. If made, you are always 100% vested in these contribution accounts.

If you terminate Employment due to death, Disability (defined later in this booklet) or attainment of age 65, the Plan's Normal Retirement Age, you will also be 100% fully vested in your total Account Balance.

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If you leave the Company for any other reason, you will be vested in your
Matching Contributions Account according to the following schedule:

YEARS OF SERVICE                                           VESTED %
----------------                                           --------
Less than 1 year                                           0%
At least 1 year, but less than 2                           20%
At least 2 years, but less than 3                          40%
At least 3 years, but less than 4                          66%
At least 4 years, but less than 5                          80%
5 years or more                                            100%

If you leave the Company for any other reason, you will be vested in your Nonelective Contributions Account according to the following schedule:

YEARS OF SERVICE                                          VESTED %
----------------                                          ---------
Less than 1 year                                          0%
At least 1 year, but less than 2                          20%
At least 2 years, but less than 3                         40%
At least 3 years, but less than 4                         60%
At least 4 years, but less than 5                         80%
5 years or more                                           100%

If you have employer contributions (other than those discussed above) that were contributed to your account before your Plan converted to the ADP recordkeeping system, these contributions may be vesting on a different vesting schedule. Please consult your Plan administrator if you have any questions.

Your Years of Service for vesting are counted from your date of hire. For vesting, you will be credited with a Year of Service for each 12-month period beginning on your date of hire during which you earn credit for 1,000 Hours of Service. The method of crediting 1,000 Hours of Service for vesting is based on an equivalency method. Under this method of vesting, for each month in which you work at least 1 hour for the Company or an affiliate, if any, you will be credited with 190 Hours of Service for that month. Therefore, if you work at least 1 hour during each month for at least 6 months during a 12-month period beginning on your date of hire, you will receive credit for 1 year of vesting service for that 12-month period.

If you terminate employment and are later rehired, your pre-termination service will always count in determining your vesting in any Employer contributions made on your behalf after you are rehired. However, if you terminate employment and have five (5) consecutive Breaks in Service before you are rehired, your service after you are rehired will not count in determining your vesting in the Employer contributions that were made on your behalf before you first terminated.

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You will have a Break in Service for vesting purposes if you are credited with less than 501 Hours of Service in any 12-month period beginning with your date of hire and each anniversary thereafter. Special Break in Service rules apply if you are absent from work due to pregnancy, birth of your child, or placement of a child with you for adoption, or because you are caring for your child immediately following its birth or placement. Absence from work for these reasons does not count as service for vesting purposes, but will not cause you to have a Break in Service. If you are on qualified military leave and timely return to active employment from that leave, the entire period of your qualified military leave will count as service for vesting purposes under the Plan. Qualified military leave cannot cause you to have a Break in Service.

CAN I FORFEIT ANY PORTION OF MY ACCOUNT?

If you terminate employment before becoming 100% vested in your account balance but do not take a distribution from the Plan, the non-vested portion of your account balance will be forfeited as of the date you have five consecutive Breaks in Service.

If you terminate employment before becoming 100% vested in your account balance and receive a distribution of the vested portion of your account, the non-vested portion of your account will be forfeited when you take your distribution. (Participants who terminate employment with a 0% vested percentage are deemed to take a distribution when they terminate.) If you are rehired as an employee eligible to participate in the Plan, however, the forfeited amount will be restored to your account if you repay the entire amount previously distributed to you within five years of your reemployment or, if earlier, before you incur five consecutive Breaks in Service. If you do not repay the distribution - or if you are rehired after you have incurred five consecutive Breaks in Service, the forfeited portion of your account balance will remain forfeited and will not be restored. You should consult with your Plan's administrator if you are rehired and interested in repaying the portion of your account balance previously distributed to you.

WHAT HAPPENS IF I BECOME PERMANENTLY DISABLED?

If you become Disabled under the Plan while you were employed by the Employer, you become 100% vested in all your total Account Balance. You are considered to have a Disability when you become eligible for disability benefits under the Social Security Act.

HOW ARE CONTRIBUTIONS INVESTED?

Amounts contributed to the Plan are held in a trust created under the Plan. Contributions allocated to your account are invested according to your direction. Each of the investment funds that are offered has different investment objectives. The Administrative Committee has provided you with a description of each of these investment funds. Contact the Administrative Committee if you have questions regarding the different investments offered in the Plan.

WHAT HAPPENS IF I CHANGE MY MIND?

Effective daily, you can make a change to:

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-        Increase or decrease the amount of your contribution;

-        The investment of your future contributions;

-        Reallocate/transfer your current Account Balance, or;

-        Suspend your contributions by changing your contributions to 0%.

All requests made by 4:00 E.S.T. will be in effect the next business day. Any requests to resume contributions after you suspend your Elective Deferrals will be effective as of the next available payroll after you request to resume your Elective Deferrals.

WILL I RECEIVE A STATEMENT OF MY ACCOUNT?

You will receive a quarterly statement that shows the activity in your account for the calendar quarter, including contributions and investment earnings.

HOW IS THE VALUE OF MY ACCOUNT DETERMINED?

The value of your Account Balance can change depending on several factors, which include:

         (a)      Contributions that are made to the account;

         (b)      Increases or decreases in the market value of investments;

         (c) Cost of investment management expenses, transactional costs and service charges (contact the administrator at the Company for information on these expenses, transactional costs and service charges, if any); and

         (d)      Loans and loan repayments.

All investments involve some risk. Thus, the value of the different investments may go down as well as up and the value of your account will vary accordingly. The statement of your account will reflect all transactions affecting the value of your account.

WHEN CAN I RECEIVE PLAN BENEFITS?

Benefits are payable to you after you leave the Company for any reason (retirement, termination, Disability or death):

         - If you leave the Company, you can receive your vested benefit in a single lump sum payment or have the payment paid as a "direct rollover" to your individual retirement account (IRA) or to another employer's tax qualified plan (if separation is due to your death, direct rollover is only available if your beneficiary is your spouse).

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         -    If your Account Balance (determined excluding any Rollover
                  Contributions plus earnings) is greater than $5,000, in addition to either a lump sum or direct rollover, you may choose to receive monthly installments or defer receiving payments until age 70-1/2. If you choose to defer payments, your account will continue to be invested the way you direct and will be adjusted for any gains or losses which occur.

- Effective as of the date your plan is converted to the ADP recordkeeping system distributions are only permitted in cash. Any other noncash form of distribution that may have been available under the terms of the plan prior to the date your plan is converted to the ADP recordkeeping system are not available.

- If you elect to have the distribution paid directly to you in a cash lump sum, you will receive only 80% of your vested Account Balance, because 20% is required to be withheld by the Company and sent to the IRS as income tax withholding to be credited against your taxes. The only exception to this requirement is if your vested benefit is less than $200. Before electing your payment from the Plan, you will receive a notice describing the elections you may make for your payment.

- In the event of your death before termination of Employment and before distribution of your benefits has begun, you are 100% vested and the amount in your account is payable in a single lump sum to your beneficiary. If you are not married, you may name anyone as your beneficiary, or change your beneficiary at any time on a form provided for that purpose. If you are married, you must name your spouse as beneficiary unless your spouse agrees to the selection of someone else. Unless otherwise elected, the beneficiary will be your spouse or, if you have no surviving spouse, your descendants, or if you have no surviving descendants, your beneficiary will be your estate. Payment will be made to your designated beneficiary as soon as administratively possible.

- If you continue working for the Company after age 70-1/2 and you are a more than 5% owner, you must begin to receive your benefits by April 1 following the year in which you reach age 70-1/2, even if you are still employed at the time. If you are not a 5% owner, you must begin to receive your benefits by April 1 following the later of the year in which you reach age 70-1/2 or terminate Employment.

- If you were a participant in the Plan prior to the date your plan converted to the ADP recordkeeping system, please contact your Plan administrator or refer to the SPD that was in effect for your Plan prior to the date your plan converted to the ADP recordkeeping system for information on any additional termination distribution rights that may be available to you. Similarly, if you previously participated in a plan that was merged into the Plan, please contact your Plan's administrator for information on any additional termination distribution rights that may be available to you.

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HOW ARE MY DISTRIBUTIONS FROM THE PLAN TAXED?

Distributions from this Plan that are received by you or your beneficiary are subject to current income taxes. However, under certain circumstances, such as a distribution to your spouse as your beneficiary, the income taxes on Plan distributions may be postponed or reduced. You will receive additional information about distributions from the Plan at the time you or your beneficiary are entitled to receive a benefit.

Distribution rules provide that any part of a distribution (including after-tax contributions) from a qualified plan (such as this Plan) can be rolled over to an eligible retirement plan. "Eligible retirement plans" to which a distribution may be rolled over include another employer's tax-qualified retirement plan; a
Section 403(a) qualified annuity plan; a governmental Section 457 plan; a
Section 403(b) tax-sheltered annuity; or a traditional individual retirement account. Note: After-tax contributions may only be rolled over to a qualified defined contribution plan or an individual retirement account or annuity that agrees to separately account for those contributions. It is your responsibility to confirm that the plan to which you intend to roll over your distribution will accept the rollover from this Plan. Certain types of distributions are not eligible to be rolled over. These include distributions that are one of a series of substantially equal payments made over the life (or joint life expectancies) of the participant and his or her beneficiary, or over a specified period of 10 years or more, hardship withdrawals or a minimum required distribution because a participant, who is a 5% owner, has attained age 70 1/2.

You are permitted to elect to have any distribution that is eligible for rollover treatment transferred directly to an eligible transferee plan (a "Direct Transfer"). Such a distribution will not be subject to 20% withholding. You will receive a written explanation of your distribution options within a reasonable period of time before receiving a distribution that is eligible to be rolled over.

If you elect to have your benefit transferred as a Direct Transfer, then you must provide the administrator at your Company, in a timely manner, with information regarding the transferee plan. The administrator at your Company is entitled to reasonably rely on the information that you provide to him or her, and will not independently verify it.

Federal income tax withholding at a rate of 20% is required on any taxable distribution that is eligible to be rolled over but is not transferred directly to an eligible transferee plan. You cannot elect to forego withholding on these distributions.

YOU MAY WANT TO CONSULT WITH A PROFESSIONAL TAX ADVISOR BEFORE YOU TAKE A DISTRIBUTION OF YOUR BENEFITS FROM THE PLAN. You may want to discuss other alternative methods available to you to defer the payment of taxes as well as applicable federal, state and/or local tax rules that may affect your distribution.

MAY I WITHDRAW FUNDS WHILE STILL EMPLOYED?

You may withdraw all or part of your vested Account Balance once you reach age 59 1/2. You may also withdraw any or part of your Rollover Contributions in the Plan, as well as any After-

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
Tax Contributions that may be held in your account in the Plan at any time and at any age. If you were a participant in the Plan prior to the date the Plan was converted to the ADP recordkeeping system, or in a plan that was merged into the Plan, please contact your Plan administrator or refer to the SPD that was in effect prior to the date the Plan was converted to the ADP recordkeeping system for information on any additional in-service distribution rights that may be available to you.

In the event of a financial hardship you may withdraw your own Elective Deferrals (excluding earnings on your Elective Deferrals) as well as any vested Matching Contributions or Nonelective Contributions.

To make a hardship withdrawal under current Internal Revenue Service rules, you must be able to show that you are suffering an immediate and heavy financial hardship and that the money cannot be obtained from any other source. You must take any non-hardship in-service withdrawals that may be available to you under the Plan before you may obtain a hardship withdrawal. You also must first obtain the maximum available loan under the Plan. Effective July 1,2002, you will not be required to take the maximum available loan before receiving a hardship withdrawal to the extent that repaying the loan would increase the amount of your hardship. As of July 1, 2002, if you either do not take a loan or take a loan of less than the maximum available amount before requesting a hardship withdrawal, you must certify to your Plan's administrator in writing that repaying the maximum available loan amount would increase the amount of your hardship. You will need to contact your Plan's administrator if you need to provide this certification.

Circumstances that qualify as an immediate and heavy financial hardship are:

         (a) Medical expenses not covered by insurance for you, your spouse, or dependents;

         (b) The purchase of your principal residence (excluding mortgage payments);

         (c) Post-secondary tuition costs, related educational fees and room and board expenses for the next 12 months for you, your spouse, or dependents;

         (d) The need to prevent eviction from or foreclosure on your principal residence.

In addition, the amount of your hardship withdrawal must be no more than the amount necessary to satisfy your immediate and heavy financial need, plus any income taxes or penalties which are expected to result from the distribution. The minimum permitted hardship withdrawal is $500.

As previously explained, a hardship withdrawal is not considered to be an eligible rollover distribution by the IRS. The hardship withdrawal may be subject to a 10% excise tax imposed by the IRS. You will be suspended from making elective contributions for 6 months after you receive a hardship withdrawal that includes Elective Deferrals.

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
HOW DO LOANS WORK?

Loans will be made on a uniform and non-discriminatory basis. Sole proprietors, partners and certain shareholder/employees that were excluded from taking a plan loan under prior law prior to 2002 are eligible to take a loan from the Plan.

The minimum loan is $500. You can borrow up to 50% of your vested Account Balance to a maximum of $50,000. However, the $50,000 amount in the preceding sentence is reduced by the highest outstanding loan balance you had under the Plan during the previous 12-month period.

Loans must be fully repaid through payroll deductions within 5 years unless the loan is used for the purchase of your primary residence. Loans used to purchase your primary residence may be repaid within a period of no more than 30 years. You have to repay any outstanding loan before a new loan can be made. You may prepay an outstanding loan in full, by certified check, at any time.

The interest rate for a loan will be the rate in effect in the month your loan is effective. The interest rate is the prime rate as published in THE WALL STREET JOURNAL on the 14th of each month, plus two percentage points. This interest rate is effective for any loan processed as of the 16th day of the month.

When you take a loan from the Plan, your repayment of the loan is secured by your Account Balance. If you terminate Employment, any remaining payments are due immediately unless you are a party in interest. If you qualify as a party in interest you may continue to repay your loan after termination of Employment. If you do not repay the loan, the outstanding loan balance will be included in your gross income for federal income tax purposes as if it were distributed to you. If you die with an outstanding loan balance, your death will cause your loan to be in default, and your outstanding loan balance will be regarded as if it were distributed to you.

If you enter into a period of military leave, your loan repayments will be suspended for the duration of your leave. If you enter into a leave of absence without pay, or at a rate of pay (after employment and income tax withholding) that is less than your required loan installments, your loan repayment obligation will be suspended for up to one year (or until the date your final loan payment is due, if earlier). If you do not resume repayments within any administrative grace period provided under the ADP Prototype Program after you return from a leave of absence (or when the suspension of your repayment obligation ends, if earlier, as explained in this paragraph), your loan will be in default and will be included in your gross income for federal income tax purposes as if it were distributed to you.

IF I RECEIVED A DISTRIBUTION FROM ANOTHER ELIGIBLE RETIREMENT PLAN, MAY I CONTRIBUTE THAT AMOUNT TO THE PLAN?

Yes. You may make a Rollover Contribution of benefits, in cash (exclusive of any outstanding notes on plan loans), from an "eligible retirement plan" to this Plan. You may not make a Rollover Contribution to the Plan that includes any voluntary nondeductible, i.e., "after-tax" contributions. You may make a Rollover Contribution to this Plan from the following types of eligible retirement plans:

- a "conduit" IRA which only contains rollover contributions from another qualified plan;

- a non-conduit IRA (rollovers from these IRAs are limited to taxable distributions, i.e., your non-taxable IRA contributions plus earnings on any of your IRA contributions whether taxable or not);

- a SIMPLE IRA (as long as the SIMPLE IRA has been in existence for at least two years at the time of the distribution);

-        an employer's qualified plan;

-        a Section 403(a) qualified annuity plan;

-        a governmental Section 457 plan; or

-        a Section 403(b) tax-sheltered annuity.

You may request a Direct Transfer of your account in an eligible retirement plan or you may be able to roll over a distribution which was tax deferred (i.e., does not include any "after-tax" contributions), but with respect to a rollover you must do so within 60 days of receiving a distribution from the other plan.

WHAT ARE THE TOP-HEAVY PROVISIONS?

A top-heavy plan is a plan in which 60% or more of the combined Account Balances held under the Plan belong to "key employees". Key employees are generally officers, shareholders, and owners who earn above a certain compensation level and/or own more than a specified interest in the Company. If the Plan becomes top-heavy, the Plan would be required to provide for minimum contributions and top-heavy vesting. The minimum contribution is generally a contribution by the Company of 3% of your compensation unless all key employees receive a contribution of less than 3% of their compensation. The amount you contribute to the Plan as an Elective Deferral is not included in calculating the 3% minimum contribution which may be required but is included in determining the contribution made on behalf of key employees.

ADDITIONAL ITEMS

A.    BENEFIT CLAIMS PROCEDURES

      Under the Plan, you generally will receive your benefit as a matter of course. However, in certain cases, you or your beneficiary may wish to request Plan benefits that you believe you are entitled to (all references herein to "you" shall include your beneficiaries). Any such request must be made by you or your authorized representative in writing, and it should be filed with the Administrative Committee. If you or your authorized representative file a claim under the Plan, you will be referred to as the "Claimant".
      Note: If your Plan is subject to a collective bargaining agreement and the agreement contains certain provisions, then the procedures for resolution of claims set forth in that collective bargaining agreement will take the place of this claims procedure as permitted by Department of Labor regulations. Please contact your Plan administrator if you have questions regarding whether a collective bargaining agreement's claims procedures apply to you.

      GENERAL CLAIMS PROCEDURES

      If the Claimant's claim is denied in whole or in part, the Administrative Committee will provide a written notice of denial to the Claimant or the Claimant's authorized representative within a reasonable period of time, but no later than 90 days after the Administrative Committee receives the claim. The 90-day period will begin to run once a claim is filed, without regard to whether the Claimant has provided all the information necessary to make the benefit determination. If the Administrative Committee determines that special circumstances require an extension beyond the initial 90-day period, the Administrative Committee will notify the Claimant or the Claimant's authorized representative in writing of the special circumstances that make the extension necessary and the date by which a decision may be expected before the end of the initial 90-day period. Any such extension may not exceed 90 days from the end of the initial 90-day period.

      The Administrative Committee's notice of denial will explain the reason for the denial, refer to the specific Plan provisions on which the denial is based, describe any additional information or material needed from the Claimant to perfect his or her claim and why this information or material is necessary, and describe the Plan's claims review procedures and time limits.

      Within 60 days after receiving the notice of denial, the Claimant or the Claimant's authorized representative may submit a written appeal of the denial to the Administrative Committee. The Claimant or the Claimant's authorized representative may, free of charge, review and request copies of relevant documents, records, and other information relevant to the claim. The Claimant's appeal may include written comments, documents, records, and other information relating to the claim, regardless of whether the information was submitted or considered as part of the Claimant's initial claim for benefits.

      The Administrative Committee will review the appeal and make a determination within a reasonable period of time, but no more than 60 days after the Administrative Committee receives the appeal. If the Administrative Committee determines that special circumstances require an extension, the Administrative Committee will notify the Claimant or the Claimant's authorized representative in writing of the special circumstances that make the extension necessary and the date by which a decision may be expected before the end of the initial 60-day period. Any such extension may not exceed 60 days from the end of the initial review period.

      The Administrative Committee will provide a written determination on appeal which will explain the reasons for the decision, refer to the provisions of the Plan on which the decision is based, and inform the Claimant or the Claimant's authorized representative of any additional rights the Claimant may have. The determination on appeal by the Administrative Committee is the final determination under this claims procedure.

      DISABILITY CLAIMS PROCEDURES

      If the Claimant's claim for benefits involves a disability determination and the Plan defines disability in a manner that requires the Plan to determine if the Claimant is disabled, the special claims procedures set forth below will apply. If, however, the Plan defines disability by reference to a determination of disability made by the Social Security Administration or pursuant to the Employer's long term disability plan, then the General Claims procedures described above will apply.

      If the Claimant's claim is denied in whole or in part, the Administrative Committee will notify the Claimant or the Claimant's authorized representative within a reasonable period of time, but no later than 45 days after the Administrative Committee receives the claim. The 45-day period will begin to run once a claim is filed, without regard to whether the Claimant has provided all the information necessary to make the benefit determination. If the Administrative Committee determines that an extension is needed for reasons beyond the Administrative Committee's control, it may take up to two 30-day extensions for consideration of the claim. If the Administrative Committee takes an extension, the Administrative Committee will notify the Claimant or the Claimant's authorized representative in writing of the reason for the extension and the date by which a decision is expected before the end of the initial 45 day period (or, for a second extension, before the end of the first extension). The notice of extension will include an explanation of the standards on which the entitlement to the benefit claimed is based, the unresolved issues that are preventing a decision, and the additional information needed to resolve the issues. If the Administrative Committee requests additional information, the Claimant or the Claimant's authorized representative will have at least 45 days after receipt of the notice of extension to provide the information. The period during which the Administrative Committee waits for the Claimant or the Claimant's authorized representative to respond to the request for information will not count against the 30-day extension period (i.e. the 30-day extension period will be tolled from the date the notice of extension is sent to the Claimant or the Claimant's authorized representative to the date on which the Claimant or the Claimant's authorized representative responds to the request for additional information).

      The Administrative Committee's notice of denial will explain the reason for the denial, refer to the specific Plan provisions on which the denial is based, describe any additional information or material needed from the Claimant to perfect his or her claim and why this information or material is necessary, and describe the Plan's claims review procedures and time limits. Additionally, if the Administrative Committee relies on an internal rule, guideline, or protocol in denying the claim, it will either provide a copy of the rule, guideline or protocol, or indicate that a rule, guideline or protocol was relied upon and is available free of charge to the Claimant or the Claimant's authorized representative on request.

      Within 180 days after receiving the notice of denial, the Claimant or the Claimant's authorized representative may submit a written appeal of the denial. The Claimant or the Claimant's authorized representative may review and request copies of relevant documents, records, and other information relevant to the claim free of charge. Further, upon request by the Claimant or the Claimant's authorized representative, the identity of any medical or vocational expert whose advice was obtained in connection with the claim will be disclosed, regardless of whether his or her advice was relied upon in making the determination. The Claimant's appeal may include written comments, documents, records, and other information relating to the claim, regardless of whether it was submitted or considered as part of the initial application.

      The Claimant's appeal will be reviewed by an appropriate Plan fiduciary (the "Reviewing Fiduciary") who is neither a member nor a subordinate of the Administrative Committee or its members. The Administrative Committee's initial decision shall not be given any deference. If the initial decision was based in whole or in part on a medical judgment, the Reviewing Fiduciary will consult with a health care professional with appropriate training and experience in the medical field involved. The Reviewing Fiduciary will not consult with a health care professional who was consulted in connection with the initial review of the claim or a subordinate of any such professional.

      The Reviewing Fiduciary will review the appeal and make a determination within a reasonable period of time, but no more than 45 days after the Reviewing Fiduciary receives the appeal. If the Reviewing Fiduciary determines that special circumstances require an extension, it will notify the Claimant or the Claimant's authorized representative in writing of the special circumstances and the date by which a decision may be expected before the end of the initial 45-day period. Any such extension may not exceed 45 days from the end of the initial review period.

      The Reviewing Fiduciary will provide a written determination on appeal which will explain the reasons for the decision, refer to the provisions of the Plan on which the decision is based, and inform the Claimant or the Claimant's authorized representative of any additional rights the Claimant may have. If the Reviewing Fiduciary relies on an internal rule, guideline, or protocol in denying the claim, the Reviewing Fiduciary will either provide a copy of the rule, guideline or protocol, or indicate that a rule, guideline or protocol was relied upon and is available free of charge to the Claimant or the Claimant's authorized representative on request. The determination on appeal by the Reviewing Fiduciary is the final determination under this claims procedure.

B.    PENSION BENEFIT GUARANTY CORPORATION

      The Pension Benefit Guaranty Corporation does not insure benefits under the Plan. The reason is that plans that provide for individual accounts, such as the Plan, are excluded under the ERISA provisions that provide for such insurance coverage.

C.    INVESTMENT INFORMATION

      The Plan is called "an individual account plan". This means that you and all other participants have their own account in the Plan. The Plan is intended to satisfy the requirements of Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). An ERISA
      Section 404(c) plan is an individual account plan which is designed to provide you with the opportunity to exercise control over the assets in your individual account, and also provides you with the opportunity to choose, from among a range of investment funds, the manner in which the assets in your account are invested. This means that you will have the responsibility for the investment decisions you make and neither ADP nor State Street Bank nor the Company will have any liability to you under ERISA for any investment losses that may result from your decisions. The Company will provide you with the following information at your request:

      - A description of the annual operating expenses of each designated investment, which reduces your rate of return and the aggregate amount of such expenses, expressed as a percentage of average net assets,

      - Copies of any financial statements and reports and any other materials relating to investments under the Plan,

      - A list of the assets comprising the portfolio of each investment and the value of each such asset,

      -     Information concerning the share value of each investment,

      - Information concerning the share value of the investments in your account.

D.    ERISA RIGHTS

      As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

            1) Examine without charge at the office of the Administrative Committee all documents governing the Plan, including collective bargaining agreements, if any, and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefits Administration;

            2) Obtain copies of all documents governing the operation of the Plan, including collective bargaining agreements, if any, and a copy of the latest annual report (Form 5500 Series) and updated summary plan description upon written request to the Administrative Committee. A reasonable charge may be made for the copies;

            3) Receive a summary of the Plan's annual financial report. The Company is required by law to furnish each participant with a copy of this summary annual report; and

            4) Obtain a statement telling you whether you have a right to receive benefits under the Plan and if so, what your benefits would be if you leave the Company. If you do not have a right to Plan benefits, the statement will tell you how many more years you must work to earn a right to benefits. This statement must be requested in writing; it is not required to be given more than once every 12 months. The Plan must provide the statement free of charge.

      In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of employee benefit plans. The people who administer your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union (if any), or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

      If your claim for a benefit under the Plan is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

      Under ERISA, there are steps you may take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Administrative

      Committee to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent for reasons beyond the control of the Administrative Committee. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court.

      If it should happen that fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay the costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds that your claim is frivolous.

      If you have any questions about the Plan, you should contact the Administrative Committee. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Pension and Welfare Benefits Administration.

E.    NON-ASSIGNMENT OF BENEFITS

      You may not assign the benefits provided for you by the Plan, nor are these benefits subject to the claims of any creditor, unless otherwise provided by law. One exception to this rule is the "Qualified Domestic Relations Order". A Qualified Domestic Relations Order is defined as a judgment, decree or court order, approving property settlement agreements, and/or relating to child support, alimony or marital property rights of a spouse, child or other dependent of a participant. To be binding, a Qualified Domestic Relations Order must specify certain required legal information and cannot alter the amount or form of benefits payable under the Plan. You may obtain a copy of the procedures that the Plan's administrator uses to determine if an order is a Qualified Domestic Relations Order without charge.

F.    RIGHTS TO EMPLOYMENT

      The existence of the Plan does not affect the employment rights of any employee or the rights of the Company to discharge an employee.

G.    FUTURE OF THE PLAN

      While the Company hopes and expects to continue the Plan indefinitely, it reserves the right to terminate, discontinue making contributions to, amend or modify the Plan at any time, acting through written resolution of the controlling entity of the Company. Upon termination of the Plan, you will become 100% vested in your total Account Balance. The Company will arrange for distributions upon Plan termination as soon as administratively feasible.

H.    VETERANS RIGHTS

      If you are a returning veteran, special rules apply to your Elective Deferrals and any form of Matching Contributions made to the Plan. In general, re-employed veterans are permitted to make additional Elective Deferrals with respect to their period of military service during a period which begins on their date of reemployment and has the same length as the lesser of (a) the period of their absence due to uniformed service, multiplied by 3 or (b) 5 years. If you are a returning veteran and believe you may be entitled to contribute under these special provisions, please contact the Company.

I.    MISCELLANEOUS ITEMS

            Plan Name:                                      HAIGHTS CROSS COMMUNICATIONS
                                                            401K SAVINGS PLAN

            Plan Sponsor:                                   HAIGHTS CROSS COMMUNICATIONS
                                                            10 NEW KING ST
                                                            SUITE 110
                                                            WHITE PLAINS, NY 10604
                                                            (914) 289-9460

            Original Effective Date:                        01/01/1998

            ADP Restatement Date:                           05/01/2003

            Employer I.D. Number:                           13-4087416

            Plan Number:                                    001

            Type of Plan:                                   401(k)/profit sharing plan

            Plan Year:                                      Calendar Year

            Year on which Plan's Records are Kept           Calendar Year

            Administrative                                  Consult your Human Resources Department
            Committee or committee designated by            or Office Manager:
            HAIGHTS CROSS                                   HAIGHTS CROSS COMMUNICATIONS
            COMMUNICATIONS to administer the                10 NEW KING ST
            Plan.                                           SUITE 110
                                                            WHITE PLAINS, NY 10604
                                                            (914) 289-9460

            Trustee:                                        State Street Bank
                                                            200 Newport Avenue
                                                            North Quincy, MA 02171
                                                            (617) 786-3000


            Service of Process:                             Either the Trustee at the Trustee's address
                                                            listed above or the Plan administrator at the
                                                            HAIGHTS CROSS COMMUNICATIONS'S
                                                            address listed above

      If your Plan is maintained pursuant to a Collective Bargaining Agreement, you may obtain a copy of the Collective Bargaining Agreement upon written request to the Plan's administrator, and is available for examination.

================================================================================



                                   HIGHLIGHTS



================================================================================

                    HIGHLIGHTS OF MAJOR CHANGES MADE TO THE
                           ADP 401(k) PROTOTYPE PLAN

--------------------------------------------------------------------------------
THE RESTATEMENT OF YOUR PLAN REFLECTS THE TERMS OF YOUR PLAN THAT ARE CURRENTLY IN EFFECT. A NUMBER OF CHANGES HAVE BEEN MADE TO THE ADP PROTOTYPE PLAN, TO REFLECT BOTH CHANGES IN THE LAWS THAT GOVERN RETIREMENT PLANS AND VARIOUS OPERATIONAL ENHANCEMENTS THAT HAVE BEEN MADE TO THE ADP PROTOTYPE PROGRAM.

In addition to the changes detailed below, other nonsubstantive modifications have been made throughout both the Adoption Agreement and basic Plan document to make the documents easier to understand.
--------------------------------------------------------------------------------

SIGNIFICANT OPERATIONAL ENHANCEMENTS REFLECTED IN REVISED ADOPTION AGREEMENTS

Note: If you would like to amend your Plan in light of any of the operational enhancements listed below, you should contact our ADP Retirement Services Client Service Department. Please note (as indicated below) that there may be timing restrictions as to when your Plan can be amended to implement many of these operational enhancements. As a reminder, requests to amend your Plan cannot be processed until ADP Retirement Services has received a signed, dated copy of the enclosed Adoption Agreement reflecting the current terms of your Plan.

ELIGIBILITY. (Section II.A.2.g. of nonstandardized adoption agreement, Section II.A.2.b. of standardized adoption agreement)*

This exclusion was added to provide employers with the ability to prohibit employees of an acquired company from participating in the Plan during a specified period of time following the acquisition without having to take these employees into account for purposes of the Plan's coverage testing. This "transition period" may last until the last day of the first plan year following the date of the acquisition.

Employers can amend their plan to add this provision as of the first day of any month. IF AN ACQUISITION OCCURS DURING A PLAN YEAR, THE AMENDMENT WOULD HAVE TO BE ADOPTED ON OR BEFORE THE DATE OF THE ACQUISITION IN ORDER TO APPLY TO THAT ACQUISITION.*

COMPENSATION. (Section III.b. of nonstandardized adoption agreement, Section III of standardized adoption agreement)

An option has been added to enable employers to limit compensation that will be taken into account for purposes of calculating a participant's allocation of an employer non-elective contribution (NEC) to compensation from the period the participant first becomes eligible to participate in the Plan, rather than compensation for the entire plan year.

Due to ADP system constraints, this option is not available at this time. Employers will be advised when this feature becomes available.

NONELECTIVE CONTRIBUTIONS.
(#1 Section IV.C of nonstandardized adoption agreement and Section V.C of standardized adoption agreement, #2 Section V.F of standardized adoption agreement) The revised Adoption Agreements permit employers to elect the following:
1) Employers may elect whether or not a discretionary NEC is permitted to be made under the plan.

2) Employers may elect from among additional nonintegrated NEC allocation formulas other than the existing "comp-to-comp" method as follows:
          - A single specified dollar amount for all eligible participants (for example, $500 per year); or
          - A single specified dollar amount per unit of service worked (for example, $.25 per hour of service worked).

Item #1 can be amended effective as of the first day of any month. Item #2 can be amended effective as of any January 1.*

VESTING COMPUTATION PERIOD/METHOD OF CREDITING VESTING SERVICE.
(Section V.C. of nonstandardized adoption agreement, Section VI.C. of standardized adoption agreement)

This section enables employers to elect the method of crediting vesting service, as well as the 12-month vesting computation period used to calculate a year of vesting service under the Plan.

Under the ADP Prototype Program, employers may not amend their plan to change their current method of crediting vesting service.


HighlightsDA                                                         Page 1 of 4

ADP/ACP SAFE HARBOR CONTRIBUTIONS. (Limited to standardized adoption agreement).

A number of revisions have been made throughout the standardized adoption agreement to incorporate actual deferral percentage ("ADP") test and average contribution percentage ("ACP") test safe harbor provisions. If safe harbor contributions are elected, a plan automatically satisfies ADP/ACP testing and, in some cases, top-heavy requirements as well. Contributions made to satisfy the ADP test safe harbor are subject to 100% vesting and additional distributions restrictions. If elected, there are mandatory annual participant notification requirements involved. Please contact the ADP Retirement Services Client Services Department for additional details regarding the ADP/ACP safe harbor provisions.

Generally, employers may only amend their plan to provide for use of the ADP/ACP safe harbor provisions effective as of January 1.*

--------------------------------------------------------------------------------

* If you would like to amend your Plan in light of any operational enhancements, you must notify the ADP Retirement Services Client Service Department of any change you are electing in writing, using your Company letterhead, at least 30 days prior to the effective date of the change.

--------------------------------------------------------------------------------

      SIGNIFICANT OPERATIONAL ENHANCEMENTS MADE TO THE BASIC PLAN DOCUMENT

IN-SERVICE WITHDRAWAL OF ROLLOVER CONTRIBUTIONS.

Effective 1-1-02, all participants are permitted to take a withdrawal of all or any portion of their rollover contribution account regardless of age. As a reminder, in order to obtain a hardship distribution, all available in-service distributions must be taken first to obtain the amount needed to meet the financial hardship.

This enhancement is available to all participants under the terms of the basic Plan document and cannot be amended by your Company.

SIGNIFICANT CHANGES REFLECTING CHANGES IN THE LAWS GOVERNING RETIREMENT PLANS

The following is a summary of the major changes made to the ADP Prototype Plan document (the "Plan") as a result of changes in the law governing retirement plans, including:

      - The group of tax laws enacted between 1994 through 2000 (generally referred to as the "GUST" changes);

      - The Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA"); and

     -    Internal Revenue Service ("IRS") guidance and court cases

GUST CHANGES

The following summarizes the major changes made to the Plan to reflect the "GUST" changes. The effective dates below show when the changes first applied under ADP's Prototype Plan Program. Except where noted, GUST changes were first effective in the ADP Prototype Plan Program as of January 1, 1997. If your Plan converted to the ADP Prototype Plan Program from another recordkeeper on or January 1, 1997, how most of these changes applied to your plan prior to your conversion date are reflected in the enclosed Addendum to your Adoption Agreement.

DEFINITION OF HIGHLY COMPENSATED EMPLOYEE. As revised, the definition of "highly compensated employee" (HCE) includes (1) employees who earned at least $80,000 in the previous year, adjusted for inflation ($85,000 for 2002) and who were among the top 20% of employees in compensation, and (2) anyone who was at least a 5% owner of your company in the prior or current year.

ADP/ACP TESTING. Actual deferral percentage ("ADP") and actual contribution percentage ("ACP") testing can be performed by comparing the deferral percentages, contribution percentages and compensation of HCE participants for the plan year being tested against those amounts for non-HCE participants for the current or prior plan year. The ADP Prototype Plan Program tests using the "current year" method.

FAMILY AGGREGATION. Under prior law, the contributions and compensation of certain family members of HCEs had to be added together with those of the HCE. The Plan reflects the elimination of this rule.

SAFE HARBOR 401(K) PLAN. The Plan reflects new ADP and ACP "safe harbor" provisions that were first available in 1999. If the safe harbor requirements are met, a plan automatically passes the ADP and ACP tests.

ADP AND ACP TEST REFUNDS. Failure of the ADP or ACP test in the ADP Prototype Program may be corrected by refunds and/or forfeitures of HCE contributions. The Plan reflects new rules governing the order in which HCEs receive refunds (starting with the HCE with the highest amount of contributions) and how refunds are calculated.


HighlightsDA                                                       Page 2 of 4

SECTION 415 COMPENSATION. Section 415 of the Internal Revenue Code limits contributions to participants' accounts each year to the lesser of a set dollar amount or a percentage of "compensation" as defined for this purpose. The Plan reflects a January 1, 1998 change to the legal definition of compensation for this purpose that includes 401(k) elective deferrals, cafeteria plan contributions and certain other amounts otherwise excluded from income. Effective January 1, 2001, this definition also includes qualified transportation fringe benefits.

COMBINED SECTION 415 LIMITATION. Under prior law, the combined amount of contributions and benefits a participant could receive if his employer sponsored both a defined contribution and a defined benefit plan was limited. The Plan reflects the elimination of this combined limit as of January 1, 2000.

CASH-OUT OF SMALL ACCOUNTS. As of January 1, 1998, the Plan may involuntarily "cash-out," or force to take a distribution, a terminated participant whose account balance is $5,000 or less. The prior cash-out limit was $3,500.

MINIMUM REQUIRED DISTRIBUTIONS. As of January 1, 1997, a participant can defer receiving minimum required distributions until April 1 following the calendar year in which the participant reaches age 70-1/2 or retires, whichever is later. (Five percent owners still must begin receiving payments by April 1 following the year in which they reach age 70-1/2.) As of January 1, 2001, the Plan also reflects new IRS rules changing how minimum required distributions are calculated.

VETERANS' RIGHTS. The Plan reflects changes in the law effective December 12, 1994, which provide that an employee who interrupts employment to serve in the military is entitled to service credit for the period of military leave and must be allowed to make up missed contributions upon return to employment.

LEASED EMPLOYEES. The Plan's definition of "leased employee" reflects the new statutory definition, i.e., an individual (not an employee) who performs services full-time under the primary direction or control of the recipient of the services.

HARDSHIP WITHDRAWALS. The Plan provides that hardship withdrawals of 401(k) elective deferrals could not be rolled over as of January 1, 1999. (The law was recently amended to prohibit all hardship withdrawals from being rolled over. This is reflected in a separate amendment to the Plan. See the discussion of "EGTRRA Changes" below.)


EGTRRA CHANGES

The following summarizes changes made to the Plan as a result of EGTRRA. The EGTRRA provisions are in a separate Addendum to the Plan. These changes were first effective in the ADP Prototype Plan Program as of January 1, 2002 and were discussed in detail in the Fall 2001 Quarterly Update and a Special Update sent to clients. If you would like an additional copy of these Updates, contact our ADP Retirement Services Client Service Department.

INCREASE IN COMPENSATION LIMIT. The limit on the annual compensation of each employee taken into account in determining allocations for a Plan Year has been increased to $200,000 (adjusted in later years for inflation).

TOP HEAVY RULES. Top heavy rules, including the definition of key employee, how top-heavy testing is done, and what types of contributions may be used to meet minimum contribution requirements have been changed.

VESTING. The vesting schedule applicable to matching contributions (including those in participant accounts before January 1, 2002) must be at least as fast as the "three-year cliff" or "six-year graded" vesting schedule. Vesting schedules were accelerated as of January 1, 2002, for clients whose vesting schedules did not meet the new minimum requirements. There is a delayed effective date for certain collectively bargained plans that notified ADP by December 31, 2001 of their intent to delay implementation.

CALCULATING CASH OUTS. A terminated participant's rollover account is no longer to be counted in determining if his or her vested account balance may be distributed in a lump sum without consent.

HARDSHIP WITHDRAWALS. The suspension of elective deferrals following a hardship withdrawal is reduced to six months for all hardship withdrawals under the Plan, including those taken in 2001. No hardship withdrawal is eligible for rollover. The elective deferrals a participant may contribute in the taxable year after the taxable year of a hardship withdrawal is no longer limited.

CATCH-UP CONTRIBUTIONS. Participants who will attain age 50 before the end of a plan year and are eligible to make elective deferrals may also make catch-up contributions to the Plan. There is a delayed effective date for collectively bargained plans that notified ADP by December 31, 2001 of their intent to delay implementation.

LOANS FOR OWNER-EMPLOYEES OR SHAREHOLDER EMPLOYEES. Provisions barring loans to Owner-Employees and Shareholder-Employees are no longer in effect.

LIMITS ON CONTRIBUTIONS. The maximum annual addition that can be allocated to a participant's account under the Plan has been increased to the lesser of a) $40,000 (adjusted for inflation) or (b) 100% of compensation.
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DIRECT ROLLOVERS FROM THE PLAN.  The plans to which a participant may rollover a Plan distribution now also include 403(b) plans and governmental 457 plans. After-tax contributions may be rolled over to individual retirement accounts or annuities and qualified defined contribution plans that separately account for them.

ROLLOVERS FROM OTHER PLANS. The plans from which the Plan will accept rollovers now include qualified plans, 403(b) plans, governmental 457 plans, and individual retirement accounts or annuities. The Plan will not accept rollovers of after-tax contributions.

REPEAL OF MULTIPLE USE TEST. The multiple use test used in ADP and ACP testing has been eliminated.

ELECTIVE DEFERRALS. The elective deferral limit has been increased to $11,000 for 2002 and will increase by $1,000 each year through 2005. For 2006 and beyond, the limit will be adjusted for inflation.

SAME DESK RULE REPEALED. The "same desk" rule that barred distributions to certain participants following certain corporate transactions has been repealed.

ADDITIONAL LEGAL CHANGES

ELIMINATION OF PROTECTED BENEFIT FORMS. In accordance with new IRS rules, any plan in the ADP Prototype Program that currently protects optional forms of distribution other than those set forth in the ADP Prototype Plan will be amended to eliminate the protected forms of distribution that may be eliminated. The amendment is adopted when you reexecute your Plan. ADP Retirement Services intends to implement the amendment once the reexecution process is completed for all clients. At that time, ADP Retirement Services will provide you with the notices required for this change to become effective.

RECLASSIFICATION OF EMPLOYEES. In light of a recent court case, effective January 1, 2000, a person who is not reflected on the employer's payroll records as an employee (e.g., an independent contractor) may not participate in the Plan, even if a court or regulatory agency later reclassifies him or her as an employee.



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